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                                                                    EXHIBIT 5.01

June 19, 2001





Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Merrimac Industries, Inc.
         Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Merrimac Industries, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 with respect to the registration of 250,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share, for issuance under the Company's 2001 Stock Purchase Plan (the "Plan").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, upon issuance in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and non assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP



By:  /s/ Edward H. Cohen
     ---------------------
         A Partner